UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2026

Onconetix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ONCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported on a Current Report on Form 8-K filed on May 4, 2026, Onconetix, Inc. (the "Company”) held a special meeting of stockholders (the "Special Meeting”) on April 30, 2026. At the Special Meeting, the Company’s stockholders approved the proposal to grant discretionary authority to the Company’s Board of Directors (the “Board”) to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the "Charter”), in order to effect reverse stock splits of all of the outstanding shares of its issued and outstanding common stock, par value $0.00001 (the "Common Stock”), at a ratio in the range of one-for-two (1:2) to one-for-ten (1:10) at any time prior to the one-year anniversary date of the Special Meeting, with such ratio to be determined by the Board, provided that the Company shall not effect reverse stock splits that, in the aggregate, exceed 1-for-100 (the "Reverse Stock Split Proposal”).

On May 8, 2026, the Board determined to fix a reverse stock split ratio of its Common Stock of 1-for-10 (the "Reverse Stock Split”). On May 20, 2026, the Company expects to file an amendment to its Charter with the Secretary of State of the State of Delaware (the “Amendment”) to effect the Reverse Stock Split. The Reverse Stock Split will become effective in accordance with the terms of the Amendment at 12:01 a.m. Eastern Time on May 21, 2026 (the "Effective Time”). The Company’s Common Stock will begin trading on a split-adjusted basis when the Nasdaq Stock Market opens on May 21, 2026 under the symbol ONCO, under a new CUSIP number, 68237Q 401. The Reverse Stock Split is primarily intended to bring the Company into compliance with The Nasdaq Stock Market, LLC’s rule on minimum bid price requirements.

At the Effective Time, every 10 (ten) shares of the Company’s issued and outstanding Common Stock will convert automatically into one (1) issued and outstanding share of Common Stock, with no corresponding reduction in the number of authorized shares of Common Stock, and without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 Reverse Stock Split. It is not necessary for stockholders holding shares of the Common Stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Stock Split, although stockholders may do so if they wish.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment (without interest) equal to such fraction multiplied by the closing sale price per share of the Common Stock on The Nasdaq Capital Market at the close of business on the date prior to the effective date of the Reverse Stock Split, or May 20, 2026 (with such closing sale price being adjusted to give effect to the Reverse Stock Split). The Reverse Stock Split will reduce the number of outstanding shares of the Company’s common stock from approximately 11.4 million to approximately 1.14 million.

Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust Company, at 212-509-4000.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

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Item 8.01 Other Events.

On May 19, 2026, the Company issued a press release announcing the Reverse Stock Split, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed or furnished, as applicable, with this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Onconetix, Inc.
99.1	Press Release, dated May 19, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onconetix, Inc.

May 19, 2026	By:	/s/ David Allan White
	Name:	David Allan White
	Title:	Chief Executive Officer

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